Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:
Bill Horning / Tom Taggart
925.658.6193 / 925.658.6511

THE PMI GROUP, INC. REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

•	Third quarter loss from continuing operations of $87.9 million or $1.06 per share.

•	The Company completed various capital relief initiatives in the third quarter which positively influenced PMI Mortgage Insurance Co.’s (“MIC”) statutory capital by approximately $139 million.

•	MIC’s risk to capital ratio was 18.5 to 1 and excess minimum policyholders’ surplus was $215.2 million at September 30, 2009.

•	PMI Europe recorded net income from continuing operations of $27.4 million primarily due to a tax benefit and net gains from credit default swap transactions.

•	The Company had consolidated cash and cash equivalents and investments of $3.7 billion and total assets in captive trust accounts of approximately $920.7 million at September 30, 2009.

Walnut Creek, CA, November 6, 2009 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today reported a loss from continuing operations for the third quarter of 2009 of $87.9 million, or $1.06 per basic and diluted1 share, compared with a loss from continuing operations of $149.3 million, or $1.83 per basic and diluted 1 share, for the same period one year ago. The loss from continuing operations for the third quarter of 2009 was primarily driven by losses and loss adjustment expenses (LAE) in U.S. Mortgage Insurance Operations, decreases in U.S. Mortgage Insurance Operations’ premiums earned and investment income, and the change of the fair value of certain holding company senior debt.

The PMI Group, Inc. Third Quarter Results

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(87,920)	$(149,309)
Loss from discontinued operations, net of income taxes*	(5,312)	(80,104)

Net loss	$(93,232)	$(229,413)

Diluted loss from continuing operations per share	$(1.06)	$(1.83)
Diluted loss from discontinued operations per share	(0.07)	(0.98)

Diluted net loss per share	$(1.13)	$(2.81)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The PMI Group, Inc. 2009 Year-to-Date Results

	Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(425,808)	$(706,195)
Loss from discontinued operations, net of income taxes*	(5,335)	(43,468)

Net loss	$(431,143)	$(749,663)

Diluted loss from continuing operations per share	$(5.18)	$(8.68)
Diluted loss from discontinued operations per share	(0.06)	(0.54)

Diluted net loss per share	$(5.24)	$(9.22)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

Key Financial Information

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Consolidated net premiums written for the third quarter and first nine months of 2009 totaled $167.4 million and $521.9 million, respectively, compared with $176.5 million and $591.4 million for the same period last year. The decreases were primarily due to lower levels of new insurance written and higher refunded premiums from rescissions of insurance previously written.

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Consolidated losses and LAE, which includes paid claims, loss adjustment expenses and additions to reserve for losses, for the third quarter and first nine months of 2009 were $336.8 million and $1.2 billion, respectively, compared with $382.7 million and $1.5 billion for the same periods one year ago. The decreases in the third quarter and first nine months of 2009 compared with the same periods one year ago were primarily due to reduced levels of reserve increases in the third quarter of 2009 driven by the negotiated acceleration of certain claims associated with modified pool insurance restructurings.

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Consolidated reserve for losses and LAE, gross of reinsurance recoverables, totaled $3.2 billion as of September 30, 2009 compared with $3.2 billion as of June 30, 2009 and $2.5 billion as of September 30, 2008. In the U.S. Mortgage Insurance Operations segment, ending reserves for losses and LAE for primary insurance increased in the third quarter of 2009 by $134.0 million to $2.7 billion. The increase in primary insurance reserves for losses and LAE was primarily due to higher default inventories and higher average claim rates, partially offset by lower average primary claim sizes and the continued effect from rescission activity. Ending reserves for losses and LAE for pool insurance decreased in the third quarter of 2009 by $181.1 to $421.2 million. The decrease in pool insurance loss reserves was due to the restructuring of certain modified pool policies.

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Consolidated other underwriting and operating expenses for the third quarter and first nine months of 2009 were $34.6 million and $114.3 million, respectively, compared with $59.4 million and $160.0 million from the same periods last year. The decrease in other underwriting and operating expenses in the third quarter of 2009 compared to the corresponding period in 2008 was primarily due to a decrease in payroll and related expenses.

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International Operations had net income from continuing operations for the third quarter and first nine months of 2009 of $27.4 million and $20.7 million, respectively, compared with a loss from continuing operations of $46.0 million and $56.8 million from the same periods last year. The increase in the third quarter of 2009 was primarily as a result of PMI Europe’s net income of $27.9 million as a result of a net gain of $9.2 million from credit default swap transactions and a federal income tax benefit related to refinements to the Company’s tax estimates in connection with the filing of the Company’s 2008 tax return.

Capital and Liquidity Information at September 30, 2009

•	On a consolidated basis, The PMI Group, Inc. had available funds, consisting of cash and cash equivalents and investments, of $3.7 billion and total shareholders’ equity of $1.0 billion.

•	PMI’s holding company had available funds, consisting of cash and cash equivalents and investments, of $64.4 million.

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PMI Mortgage Insurance Co. (“MIC”) had available funds, consisting of cash and cash equivalents and investments, of $3.4 billion and total assets in captive trust accounts of approximately $920.7 million.

•	MIC’s risk to capital was 18.5 to 1 and it held $215.2 million in excess of the required minimum policyholders position compared to 19.6 to 1 and $186.4 million, respectively, at June 30, 2009.

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During the third quarter of 2009, the Company completed the following capital relief initiatives: (1) restructurings (including commutation and other restructuring) of certain modified pool policies resulted in an acceleration of claims paid at a discount of the reserves established on such policies and the release of loss reserves, which resulted in positive statutory capital benefits of approximately $77.9 million, (2) interaffiliate excess of loss reinsurance agreements whereby MIC entered into three excess of loss reinsurance agreements with three affiliated reinsurance companies and resulted in an increase to MIC’s excess MPP of approximately $41 million, and (3) realization of approximately $20 million in gains from the Company’s investment portfolio, primarily municipal bonds.

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During the third quarter of 2009, the states Arizona and California adopted legislation effective November 24, 2009 and January 1, 2010, respectively, giving the respective state’s insurance regulator discretion as to whether a mortgage insurer may continue writing new business if it does not meet a required minimum policyholder’s position or it exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1). The state of North Carolina had previously passed similar legislation which became effective on July 1, 2009.

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In the event that MIC is unable to write new mortgage insurance in a limited number of states, the Company is working on a plan to enable the writing of new mortgage insurance in those states through an existing subsidiary, currently known as Commercial Loan Insurance Corporation (“CLIC”), to be renamed PMI Mortgage Assurance Co. (“PMAC”). During the third quarter, the Company had preliminary discussions with the Arizona and Wisconsin Departments of Insurance and Fannie Mae and Freddie Mac regarding PMAC.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplements that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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Potential significant future losses as a result of changes in economic and market conditions, such as decreases in housing demand, mortgage originations or housing values; a further reduction in the liquidity in the capital markets or further contraction of credit markets; further increases in unemployment rates; changes in interest rates or consumer confidence; and/or changes in credit spreads;

•	the potential that our actual losses may substantially exceed our current loss reserve estimates or that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	our expectation that, as a result of continued losses, we will need to raise significant additional capital and/or achieve significant statutory capital relief in 2009;

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the risk that we may be required to cease writing new business in some or all states due to our financial condition and/or our inability to maintain minimum regulatory risk-to-capital and policyholders surplus requirements;

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Some states require a mortgage insurer to immediately cease writing new business if it fails to meet applicable capital adequacy requirements. In other states, including Arizona as of November 24, 2009, PMI’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business. The Arizona Department of Insurance is conducting a limited scope examination of PMI to determine, among other things, whether to exercise discretion and permit PMI to continue writing new business in the event that PMI fails to maintain Arizona’s minimum policyholders position. If we fail to meet the minimum policyholders position required by Arizona law and the Arizona Department of Insurance does not exercise discretion to permit PMI to continue to write new business, we would be required to suspend writing new business in all states. Even if an insurance regulator were to exercise discretion in one state, we may be unable to write new business in other states.

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We are in discussions with one state regarding its interpretation of that state’s financially hazardous condition regulation generally applicable to licensed insurance companies and that state’s interpretive position that PMI is in violation of that regulation. If we are unsuccessful in those discussions, we may be required to cease writing business in that state. Although no other state has taken a similar interpretative position to date, there can be no assurance that other states, most of which have similar regulations, will not take similar interpretative positions.

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Under the terms of our runoff support agreement with Allstate Insurance Company, PMI is subject to restrictions that apply if its risk-to-capital ratio exceeds 23:1. Any failure to meet the capital requirements set forth in the runoff support agreement could, if pursued by Allstate, have a material adverse impact on our financial condition;

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In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we working on a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary. There can be no assurance that we will be able to effectuate this plan.

•	the limitations we have placed on new business;

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the potential litigation risk associated with our increased rescission activity and, in the event that we are unsuccessful in defending our rescission decisions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

•	the risk that loan modification and other similar programs may not provide material benefits to us;

•	the aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

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the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A loans, and adjustable rate and interest-only loans, which have resulted in increased losses in 2007 and 2008 and are expected to result in further losses;

•	the risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	changes in persistency rates of our mortgage insurance policies caused by, among other things, changes in refinancing activity and home values;

•	the risk that we are not able to timely satisfy certain obligations under our credit facility and an event of default occurs;

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the risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility;

•	further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	the potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

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volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•	heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and PMI;

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potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update forward-looking statements.

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THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$167,362	$176,497	$521,932	$591,352

Revenues
Premiums earned	$176,572	$183,581	$546,266	$602,037
Net gain (loss) from credit default swaps	9,248	(9,911)	24,007	439
Net investment income	25,980	36,325	89,701	106,808
Net realized investment gains (losses)	11,921	(49,903)	29,262	(21,977)
Change in fair value of certain debt instruments	3,125	66,283	(17,478)	111,948
Impairment of unconsolidated subsidiaries	—	(2,887)	—	(90,868)
Other income	13	1,973	2,328	8,419

Total revenues	226,859	225,461	674,086	716,806

Losses and expenses
Losses and loss adjustment expenses	336,778	382,689	1,200,566	1,494,807
Amortization of deferred policy acquisition costs	4,151	4,955	11,249	13,773
Other underwriting and operating expenses	34,569	59,412	114,342	159,977
Interest expense	9,338	11,423	32,921	29,698

Total losses and expenses	384,836	458,479	1,359,078	1,698,255

Loss before equity in (losses) earnings from unconsolidated subsidiaries and income taxes	(157,977)	(233,018)	(684,992)	(981,449)
Equity in (losses) earnings from unconsolidated subsidiaries	(4,377)	9,103	(8,215)	(45,830)

Loss from continuing operations before income taxes	(162,354)	(223,915)	(693,207)	(1,027,279)
Income tax benefit from continuing operations	(74,434)	(74,606)	(267,399)	(321,084)

Loss from continuing operations	(87,920)	(149,309)	(425,808)	(706,195)
Loss from discontinued operations, net of taxes	(5,312)	(80,104)	(5,335)	(43,468)

Net loss	$(93,232)	$(229,413)	$(431,143)	$(749,663)

Diluted loss from continuing operations per share	$(1.06)	$(1.83)	$(5.18)	$(8.68)
Diluted loss from discontinued operations per share	(0.07)	(0.98)	(0.06)	(0.54)

Diluted net loss per share	$(1.13)	$(2.81)	$(5.24)	$(9.22)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008	September 30, 2008
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,814,061	$2,221,595	$2,243,908
Cash and cash equivalents	844,265	1,483,313	713,241
Investments in unconsolidated subsidiaries	147,024	150,377	154,397
Reinsurance recoverables	659,356	482,678	393,654
Deferred policy acquisition costs	42,266	34,791	31,036
Property, equipment and software, net of accumulated depreciation and amortization	113,751	131,211	138,845
Other assets	315,295	320,434	360,637
Assets - discontinued operations - held for sale	—	—	1,324,795

Total assets	$4,936,018	$4,824,399	$5,360,513

Liabilities
Reserve for losses and loss adjustment expenses	$3,175,027	$2,709,286	$2,463,407
Unearned premiums	87,088	111,656	117,324
Debt	417,757	481,764	532,177
Other liabilities	273,038	243,468	250,897
Liabilities - discontinued operations - held for sale	—	—	543,830

Total liabilities	3,952,910	3,546,174	3,907,635
Shareholders’ equity	983,108	1,278,225	1,452,878

Total liabilities and shareholders’ equity	$4,936,018	$4,824,399	$5,360,513

Basic shares issued and outstanding	82,573	81,688	81,624

Book value per share	$11.91	$15.65	$17.80

Note: Please refer to The PMI Group, Inc. Third Quarter 2009 Financial Supplement for additional information.